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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



      Date of Report (date of earliest event reported): FEBRUARY 25, 1997



                           BAKER HUGHES INCORPORATED
             (Exact name of registrant as specified in its charter)



                    DELAWARE                                 1-9397                          76-0207995
           (State or other jurisdiction             (Commission File Number)               (IRS Employer
               of incorporation)                                                         Identification No.)




          3900 ESSEX LANE
           HOUSTON, TEXAS                                            77027
(Address of principal executive offices)                          (Zip Code)



     Registrant's telephone number, including area code:  (713) 439-8600
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ITEM 5.  OTHER EVENTS


                 Baker Hughes Incorporated (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 25, 1997 among the Company, Petrolite Corporation ("Petrolite"), Wm. S. Barnickel & Company, the holder of approximately 47.1% of the outstanding shares of Petrolite Common Stock ("Barnickel"), Baker Hughes Missouri, Inc., a newly formed wholly owned subsidiary of the Company ("BHM"), and Baker Hughes Delaware, Inc., a newly formed wholly owned subsidiary of BHM ("BHD"). The Merger Agreement provides for the acquisition of Petrolite by the Company, effected by the merger of BHM with and into Barnickel with Barnickel surviving as a wholly owned subsidiary of the Company (the "Barnickel Merger"), followed immediately by the merger of BHD with and into Petrolite with Petrolite surviving as the wholly owned subsidiary of BHM (the "Petrolite Merger"). The Petrolite Merger and the Barnickel Merger are collectively referred to herein as the "Merger."

                 The Merger Agreement provides that in the Merger, each share of Barnickel common stock and each share of Petrolite common stock not owned by Barnickel will be converted into shares of Company common stock. The exchange ratio in the Merger Agreement values each share of Petrolite common stock at $61 and is based on the average closing prices of Company common stock on the New York Stock Exchange ("NYSE") during the ten consecutive trading days ending immediately prior to the second trading day before the closing of the Merger. Petrolite has approximately 11.36 million shares of common stock outstanding. Barnickel has other assets with an after-tax value of approximately $30 million, which value will be taken into account in computing the exchange ratio for the Barnickel common stock.

                 Petrolite, based in St. Louis, Missouri, is a specialty chemical company offering integrated technologies to customers in 12 major markets in over 30 countries. Its products and services include chemical treatment programs, performance-enhancing additives, process equipment and engineering services. Petrolite also manufactures and markets proprietary polymers used as additives in a wide range of industrial and consumer product applications.

                 The Merger Agreement has been approved by the Boards of Directors of the Company, Petrolite, Barnickel, BHM and BHD. Consummation of the Merger is subject to customary closing conditions and requires the approval of the stockholders of Barnickel and of Petrolite (including the affirmative vote of shares not owned by Barnickel that vote at the meeting held to consider the Merger). Consummation of the Merger also is subject to receipt of favorable opinions of counsel to Petrolite and Barnickel that the Merger will qualify as a tax-free reorganization and certain regulatory filings or approvals, including the filing of the requisite notifications with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of applicable waiting periods thereunder. The parties have agreed to certain undertakings and limitations regarding the conduct of their businesses prior to the closing of the Merger.

                 The Merger Agreement generally provides for termination by any party if the Merger has not been consummated by September 5, 1997, which date may be extended for up to 120 days by Petrolite in the event that the rules of the NYSE require the Merger to be approved by Company stockholders and such approval has not been obtained. The Merger Agreement provides for payment by the Company to Petrolite of a termination fee of $30 million in the event that the Merger Agreement is terminated as a result of certain injunctions or other actions or delays relating to antitrust laws. Petrolite has agreed to pay a $27 million termination fee to the Company in the event that the Merger Agreement is terminated in certain cases involving a Petrolite Acquisition Proposal (as defined in the Merger Agreement). Barnickel has agreed to pay a $20 million termination fee to the Company in certain cases involving a Barnickel Acquisition Proposal (as defined in the Merger Agreement) or a Petrolite Acquisition Proposal or in certain cases if the Barnickel stockholders fail to approve the Barnickel Merger.

                 The descriptions of the Merger Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of the Merger Agreement, which is attached hereto and incorporated herein by reference.




ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

                  The following exhibit is filed herewith:

          2.1     --       Agreement and Plan of Merger dated as of February 25,
                           1997 among Baker Hughes Incorporated, Baker Hughes
                           Missouri, Inc., Baker Hughes Delaware, Inc.,
                           Petrolite Corporation and Wm. S.  Barnickel &
                           Company.





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                                   SIGNATURE



                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        BAKER HUGHES INCORPORATED



                                        By:   /s/ LAWRENCE O'DONNELL, III
                                           -------------------------------------
                                              Lawrence O'Donnell, III
                                              Vice President and General Counsel



Date: March 5, 1997





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                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  2.1 Agreement and Plan of Merger dated as of February 25, 1997 among Baker Hughes Incorporated, Baker Hughes Missouri, Inc., Baker Hughes Delaware, Inc., Petrolite Corporation and Wm. S. Barnickel & Company.





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